                                                                    Exhibit 10.6

     Confidential treatment has been requested for certain portions of this document which have been omitted and filed separately with the Secretary of the Securities and Exchange Commission. Omitted portions are indicated by [REDACTED].


AMENDMENT No. 2 TO MATTRESS DISCOUNTERS/SEALY LETTER AGREEMENT AND TERMINATION OF THE BEDDING EXPERTS/SEALY 5-YEAR AGREEMENT

     This Amendment and Termination Agreement (this "Document") is entered into by, between and among Mattress Discounters ("Mattress Discounters"), The Bedding Experts ("Bedding Experts") and Sealy, Inc. ("Sealy") on this ___ day of March, 1998.

     Mattress Discounters entered into a letter agreement with Sealy dated March 17, 1997 and amended June 30, 1997 ("Mattress Discounters Agreement") making Sealy the only bedding supplier, other than bedding manufactured or produced by Mattress Discounters in its own factories or as a substitute for such manufacturing and subcontracted under their own label, to Mattress Discounters through June 30, 2000. Bedding Experts entered into a 5 year agreement with Sealy effective May 1, 1997 ("Bedding Experts Agreement") making Sealy the sole supplier of bedding to Bedding Experts through April 30, 2002. Mattress Discounters and Bedding Experts have informed Sealy that Mattress Discounters has acquired Bedding Experts. The parties now desire to terminate the Bedding Experts Agreement and to amend the Mattress Discounters Agreement as follows.

1.        Termination of Bedding Experts Agreement
          ----------------------------------------

Effective at the close of business on January 31, 1998 the Bedding Experts Agreement shall be terminated and neither Bedding Experts nor Sealy shall have any further liability under that agreement, except that:

     a. Bedding Experts shall pay for its Sealy bedding purchases made prior to February 1, 1998 on the terms provided in the Bedding Experts Agreement; and

     b. Sealy shall make trade spending payments to Bedding Experts for Sealy bedding sales made to Bedding Experts prior to February 1, 1998 on the terms provided in the Bedding Experts Agreement.

2.        Amendment of Mattress Discounters Agreement
          -------------------------------------------

Effective as of February 1, 1998 the Mattress Discounters Agreement shall be amended as follows:

     a.        Two additional one-year periods:

               (Year 4) - July 1, 2000 through June 30, 2001, and
               (Year 5) - July 1, 2001 through June 30, 2002 shall be added to Section 1 "Sealy-only stores" of the Mattress Discounters Agreement.

     b. The subsidy and rebate applicable to Year 4 and Year 5 shall be paid on the basis as set forth in the attached Schedule A. Sealy, Inc. shall reconcile and pay any rebate or subsidy adjustments for those years on July 31, 2001 and 2002.

     c.        The term of the Mattress Discounters Agreement, as provided in
               Section 12 thereof, shall now be for five (5) years, continuing through June 30, 2002.

     d. Sealy shall pay to Mattress Discounters trade spending on the basis of the Mattress Discounters Agreement for net purchases of Sealy Posturepedic(R), Stearns and Foster, Sealy Correct Comfort (formerly Comfort Cell) products sold at former Bedding Experts stores now owned by Mattress Discounters. Sealy shall pay to Mattress Discounters trade spending on the basis of the Mattress Discounters Agreement for net purchases of Sealy Satin Sleep pillow top and Sealy Geneva plush products through May 25, 1998 sold at former Bedding Experts stores now owned by Mattress Discounters. Sealy shall pay to Mattress Discounters trade spending of [REDACTED] on net purchases of Sealy Siena pillow top and Sealy Aspire plush products through May 25, 1998 at former Bedding Experts stores now owned by Mattress Discounters. Sealy shall not make any trade spending payments to Mattress Discounters, on net purchases of other Sealy bedding products at former Bedding Experts stores now owned by Mattress Discounters. Correct Comfort will be made available after April 20, 1998 to former Bedding Experts Stores now owned by Mattress Discounters.

     e. Mattress Discounters hereby guarantees the [REDACTED] liability of Bedding Experts to Sealy for the up-front money previously paid by Sealy to Bedding Experts. This liability shall be forgiven by Sealy at a rate of [REDACTED] per month for each month that the Mattress Discounters Agreement continues.

     f. Mattress Discounters and Sealy acknowledge that this program and its terms are confidential which if disclosed to third parties could cause harm to either party. Each party agrees to exercise reasonable commercial efforts to maintain the confidentiality of this Agreement with respect to its own as well as its parents, subsidiaries, or affiliates employees except as to employees with a reasonable need for access to this Agreement in order to conduct either parties business. Neither Mattress Discounters nor Sealy shall disclose the same to any third party except its attorneys or accountants and except as may be required by law or as may be necessary to enforce the terms of the Agreement.
               Either party may seek to recover actual damages or injunctive relief from the other party for an actual documented breach of this provision, however a breach of this provision shall not be considered a breach of the Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Document to be duly executed as of the date first listed above.


MATTRESS DISCOUNTERS           THE BEDDING EXPERTS

By:    /s/ Jon M. Studner      By:    /s/ Jon M. Studner
       ------------------             ------------------
Name:  Jon M. Studner          Name:  Jon M. Studner

Title: Senior V.P.             Title: Senior V.P.


SEALY INC.

By:    /s/ Gary Fazio
       --------------

Name:  Gary Fazio

Title: V.P. Sales

[REDACTED]